Exhibit 99.(h)(2)(A)

Execution copy

SECURITIES LENDING AUTHORIZATION AGREEMENT

Between

EACH AMERICAN BEACON INVESTMENT COMPANY LISTED ON SCHEDULE B,
Acting Solely on Behalf of
THEIR RESPECTIVE SERIES LISTED ON SCHEDULE B

And

STATE STREET BANK AND TRUST COMPANY

21.	MISCELLANEOUS	16

22	CONFIDENTIALITY	16

23	USE OF DATA	17

24.	COUNTERPARTS	18

25.	MODIFICATION	18

EXHIBITS AND SCHEDULES

SCHEDULE A (Fee Split; Cash Collateral Investment)

SCHEDULE B (Funds and Investment Managers)

SCHEDULE C (Borrowers)

SCHEDULE D (Acceptable Forms of Collateral)

SCHEDULE E (Lending Restrictions)

SCHEDULE F (Authorized State Street Persons)

SECURITIES LENDING AUTHORIZATION AGREEMENT

Agreement dated the 16th day of February, 2017 between each AMERICAN BEACON investment company listed on Schedule B, each a registered investment management company, formed and existing under the laws of the jurisdiction specified on Schedule B (each, a “Trust”), severally and not jointly, each acting solely on behalf of its series listed on Schedule B, severally and not jointly (a Trust acting on behalf of one of its series, a “Fund,” and the Trusts acting on behalf of their respective series, collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (defined below) (collectively, “State Street”), setting forth the terms and conditions under which State Street is authorized to act on behalf of each Fund with respect to the lending of certain of its securities held by State Street as custodian.

Reference is made to a Securities Lending Authorization Agreement dated January 2, 1998, as amended, by and between American Beacon Funds (f/k/a American AAdvantage Funds) and State Street, and a Securities Lending Authorization Agreement dated January 2, 1998, as amended, by and between American Beacon Mileage Funds (f/k/a American AAdvantage Mileage Funds)(such agreements, together, the “Prior Agreements”).  This Agreement supersedes the Prior Agreements.

This Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each of the Funds listed on Schedule B to this Agreement as it may be amended by the parties, and no Fund shall be responsible or liable for any of the obligations of any other Fund under this Agreement or otherwise, notwithstanding anything to the contrary contained herein.

NOW, THEREFORE, in consideration of the mutual promises and of the mutual covenants contained herein, each of the parties hereto does hereby covenant and agree as follows:

1. Definitions.  For the purposes hereof:

(a)  “Agreement” means this Securities Lending Authorization Agreement, as amended, restated, supplemented or otherwise modified in accordance herewith from time to time.

(b)  “Applicable Law” means the laws, rules and regulations (including income tax treaties) of any relevant jurisdiction, including published practice of any government or other taxing authority in connection with such laws, rules and regulations.

(c)  “Authorized Representative” means any person who is, or State Street reasonably believes to be, authorized to act on behalf of a Fund with respect to any of the transactions contemplated by this Agreement.

(d)  “Authorized State Street Persons” means any person who is listed on Schedule F, or such person’s successor.

(e)  “Available Securities” means the securities of the Funds that are available for Loans pursuant to Section 3.

(f)  “Borrower” means any of the entities to which Available Securities may be loaned under a Securities Loan Agreement, as described in Section 4.

(g)  “Collateral” means cash, securities or letters of credit delivered by a Borrower to secure its obligations under a Securities Loan Agreement.

(h)  “Fee Income” means fee income received from a Borrower, including negative rebates paid by a Borrower in connection with Loans, premiums in connection with non-cash Collateral or other arrangements.

(i)  “Investment Account” means the account at State Street for the applicable Fund.

(j)  “Investment Manager” means, with respect to any Fund, the person or entity that has discretionary authority over the investment of such Fund’s Available Securities as shown on Schedule B hereto as the same may be amended from time to time.

(k)  “Loan” means a loan of Available Securities to a Borrower.

(l)  “Loaned Security” shall mean any “security” which is delivered as a Loan under a Securities Loan Agreement; provided that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation, or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange was made.

(m)  “Market Value” of a security means the market value of such security (including, in the case of a Loaned Security that is a debt security, the accrued interest on such security) as determined by the independent pricing service designated by State Street, or such other independent sources as may be selected by State Street on a reasonable basis.

(n)  “Net Investment Income” means income (including interest, dividends and realized capital gains) distributed in respect of the investment of cash Collateral, net of applicable fees, charges and expenses.

(o)  “Obligations” means any and all liabilities and obligations of the Fund to State Street arising under or in respect of this Agreement, whether mature or unmatured, contingent or otherwise, including any obligation of the Fund to pay State Street or to reimburse State Street for any credit, advance, overdraft or other indebtedness of the Fund to State Street.

(p)  “Replacement Securities” means securities of the same issuer, class and denomination as Loaned Securities.

(q)  “Securities Loan Agreement” means the agreement between a Borrower and State Street (on behalf of the Funds) that governs Loans, as described in Section 5, as amended, restated, supplemented or otherwise modified in accordance therewith from time to time.

(r)  “State Street Affiliate” means any entity that directly or indirectly through one or more intermediaries, controls State Street Bank and Trust Company or that is controlled by or is under common control with State Street Bank and Trust Company.

2.         Appointment of State Street.  Each Fund hereby appoints and authorizes State Street as its agent to lend Available Securities to Borrowers in accordance with the terms of this Agreement, including the lending restrictions set forth herein and on Schedule E hereto.  State Street shall have the responsibility and authority to do or cause to be done all acts State Street shall determine to be desirable, necessary, or appropriate to implement and administer this securities lending program.  Each Fund agrees that State Street is acting as an agent and not as principal in connection with the securities lending program. State Street may act as an agent on behalf of each Fund on a disclosed or undisclosed basis including without limitation at the time of initiation of any Loan when the identity of the Fund may not be immediately disclosed to the Borrower.  State Street is hereby authorized to request a third party bank to undertake certain custodial functions in connection with holding of the Collateral provided by a Borrower hereunder.  In connection therewith, State Street may instruct said third party to establish and maintain a Borrower’s account and a State Street account wherein all Collateral, including cash, shall be maintained by said third party in accordance with the terms of a form of an arrangement which shall also be consistent with the terms hereof.

3.  Securities to be Loaned.  All of a Fund’s securities held by State Street as custodian shall be subject to this securities lending program and constitute Available Securities hereunder with respect to such Fund, except those securities, which the Fund or the Investment Manager specifically identifies herein, including Schedule E, or in a written notice to State Street as not being Available Securities.  In the absence of any such identification, State Street shall have no authority or responsibility for determining whether any of the Fund’s securities should be excluded from the securities lending program.

At the initiation of each Loan, the Demand Spread must be equal to or greater than twenty-five (25) basis points (the “Minimum Demand Spread Test”).  For the avoidance of doubt, Loans may have a Demand Spread that is lower than twenty-five (25) basis points during the term of the Loan so long as the Loan satisfied the minimum requirement at initiation, provided that State Street shall terminate any Loan that does not meet the Minimum Demand Spread Test during the term of the Loan, so long as, with respect to any termination of such Loan, State Street determines in its sole discretion that the Fund is able to satisfy amounts owed to State Street with respect to any advance State Street makes on behalf of the Fund in connection with the termination of such Loan.

For purposes of the Minimum Demand Spread Test:

“Demand Spread” means, (i) with respect to a Loan collateralized with cash, the difference between the Reference Rate and the rebate rate and, (ii) with respect to a Loan collateralized with non-cash, the premium paid by Borrower in connection with the Loan.
“Reference Rate” means Fed Target.

“Fed Target” means, if the target level for the federal funds rate most recently announced by the Federal Open Markets Committee (“FOMC”) is a specific rate, such rate, and if the target level for the federal funds rate most recently announced by the FOMC is a target band in lieu of a target rate, the lowest rate of the target band.”

4.         Borrowers.  Each Fund hereby authorizes State Street to effect Loans of Available Securities of the Fund with any Borrower listed on Schedule C, including State Street Bank and Trust Company, State Street Bank GmbH, and any other State Street Affiliate (each acting in the capacity of a Borrower, hereafter also referred to as an “SSB Borrower”).  The list of Borrowers on Schedule C may be modified at any time to add a Borrower(s) by a written amendment executed by State Street and the Funds.  Each Fund may remove a Borrower from Schedule C by providing written notice of such removal to State Street.   Notwithstanding the foregoing, State Street may at any time remove any Borrower from Schedule C.

In connection with a Loan to any SSB Borrower pursuant hereto, the Fund shall furnish, and State Street shall cause the applicable SSB Borrower to furnish, to State Street for delivery to the other, upon request (i) the most recent available audited statement of its financial condition, and (ii) the most recent available unaudited statement of its financial condition, if more recent than the audited statement.  As long as any Loan to an SSB Borrower is outstanding under this Agreement, the Fund shall, and State Street shall cause the SSB Borrower to, in either case, upon request, also promptly deliver to the other (via State Street) all such recent financial information that is subsequently available, and any other financial information or statements that the other may reasonably request.

Other than with respect to an SSB Borrower, State Street shall not be responsible for any statements, representations, warranties or covenants made by any Borrower in connection with any Loan or for any Borrower’s performance of or failure to perform the terms of any Loan under the applicable Securities Loan Agreement or any related agreement, including the failure to make any required payments, except as otherwise expressly provided herein.

5.  Securities Loan Agreements.  Each Fund authorizes State Street to enter into one or more Securities Loan Agreements with such Borrowers as may be selected by State Street.  Each Securities Loan Agreement shall have such terms and conditions as State Street may negotiate with the Borrower, provided that such terms and conditions are consistent with the terms and conditions of this Agreement.  Certain terms of individual Loans, including rebate fees to be paid to the Borrower for the use of cash Collateral, shall be negotiated at the time a Loan is made.

6.  Loans of Available Securities.  State Street shall be responsible for determining whether any Loan shall be made, and for negotiating and establishing the terms and conditions of each such Loan, provided that such terms and conditions are consistent with the terms and conditions of this Agreement.  State Street shall have the authority to terminate any Loan in its discretion, at any time and without prior notice to the Fund.  In the event of a default (within the meaning of the applicable Securities Loan Agreement) by a Borrower on any Loan, State Street may act in any manner it deems reasonable and appropriate.  Upon notice to State Street, the Fund has the right to direct State Street to initiate action to terminate any Loan made under this Agreement.  For the avoidance of doubt, if State Street receives notification through proper methods as outlined in the State Street Investment Manager Guide, as the same may be updated or amended from time to time after the date hereof, from the Fund or its Investment Manager that a Loaned Security has been sold, such notification shall constitute a direction to State Street to initiate action to terminate the full Loan of such Loaned Security or a portion of such Loan depending on the amount of securities sold.

Each Fund acknowledges that State Street administers securities lending programs for other clients of State Street.  State Street will allocate securities lending opportunities among its clients, using methods established by State Street from time to time.  State Street does not represent or warrant that any amount or percentage of the Fund’s Available Securities will in fact be loaned to Borrowers.  Each Fund agrees that it shall have no claim against State Street and State Street shall have no liability arising from, based on, or relating to, loans allocated to other clients, or loan opportunities not made available to the Fund, whether or not State Street has made fewer or more loans for any other client, and whether or not any loan allocated to another client, or loan opportunity not made available to the Fund, could have resulted in Loans made under this Agreement.

Each Fund also acknowledges that, under the applicable Securities Loan Agreements, Borrowers will not be required to return Loaned Securities immediately upon receipt of notice from State Street terminating the applicable Loan, but instead will be required to return such Loaned Securities within such period of time following such notice as is specified in the applicable Securities Loan Agreement, but not later than the earlier of the customary settlement period or five (5) business days.  Upon receiving a notice from the Fund or the Investment Manager that Available Securities which have been loaned to a Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), State Street shall promptly notify the Borrower which has borrowed such securities that the Loan of such Available Securities is terminated and that such Available Securities are to be returned within the time specified by the applicable Securities Loan Agreement, but not later than the end of the customary settlement period.

In the event an active Borrower in the securities lending program fails to return some or all of the Loaned Securities under a Loan within the customary settlement period for such Loaned Securities, Fund has sold such unreturned Loaned Securities and such sale is bought-in by a third party broker-dealer in compliance with Rule 204 of Regulation SHO relating to the sale of long securities, State Street shall, in accordance with its standard operating procedures with respect to such bought-in securities, pass along to the Borrower the costs payable by the Borrower under the Securities Loan Agreement so long as all notifications were timely made by the Fund in accordance with the State Street Investment Managers Guide.   For the avoidance of doubt, State Street shall not be liable to the Fund for any buy-in costs resulting from a Borrower’s failure to return Loaned Securities.

7.  Distributions on and Voting Rights with Respect to Loaned Securities.  Except as provided in the next sentence, all substitute interest, dividends, and other distributions paid with respect to Loaned Securities shall be credited to the Fund’s relevant account on the date such amounts are delivered by the Borrower to State Street.  Any non‑cash distribution on Loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the Loan (and shall be considered to constitute Loaned Securities) as of the date such non‑cash distribution is received by the Borrower; provided that the Fund or its Investment Manager may, by giving State Street ten (l0) business days’ notice prior to the date of such non‑cash distribution, direct State Street to request that the Borrower deliver such non‑cash distribution to State Street, pursuant to the applicable Securities Loan Agreement, in which case State Street shall credit such non‑cash distribution to the Fund’s relevant account on the date it is delivered to State Street.

Each Fund acknowledges that it will not be entitled to participate in any dividend reinvestment program or to vote with respect to securities that are on loan on the applicable record date for such securities.

Each Fund also acknowledges that any payments of distributions from Borrower to the Fund are in substitution for the interest or dividend accrued or paid in respect of Loaned Securities and that the tax and accounting treatment of substitute payments may differ from the tax and accounting treatment of such interest or dividend payments if received directly from issuers.

Each Fund also acknowledges that, with respect to payments of distributions from Borrower, the Fund will generally not be entitled to any credits, including foreign tax credits, for any income tax that would normally be withheld at source on actual distributions of income made by the issuer of the Loaned Securities.

Each Fund further acknowledges that, unless otherwise agreed, payments of distributions from Borrower will be determined by reference to Applicable Law as of the date of each payment and no adjustment will be made to amounts paid by Borrower as a result of any retroactive change in Applicable Law that is announced or enacted after the date of the relevant payment or any decision of a court of competent jurisdiction which is made after the date of the relevant payment (other than where such decision results from an action taken with respect to this Agreement or amounts paid or payable under this Agreement).

If an installment, call or rights issue becomes payable on or in respect of any Loaned Securities, State Street shall use all reasonable endeavors to ensure that any timely instructions from the Fund or its Investment Manager are complied with, but State Street shall not be required to make any payment unless the Fund has first placed funds with State Street to make such payment.

Each Fund acknowledges and agrees that, with respect to a dividend paid during the Loan term by a company that is a resident of France, the Fund will not be entitled to receive, either from the French company or the Borrower, any additional dividends (sometimes referred to as

“complementary coupons”) declared and payable by such company that are equivalent to a tax credit adjustment (such as “credit d’impot étranger”).

Each Fund further acknowledges and agrees that the Fund will be required to accept cash in lieu of fractional shares in all instances in which an issuer does not issue fractional shares.

8.  Collateral.

(a)  Receipt of Collateral.  Each Fund authorizes State Street, or a third party bank acting pursuant to a triparty custodial undertaking among itself, State Street (as agent for the Fund) and the Borrower, to receive and to hold, on the Fund’s behalf, Collateral from Borrowers to secure the obligations of Borrowers with respect to any Loan of Available Securities made on behalf of the Fund pursuant to the Securities Loan Agreements.  Concurrently with or prior to the delivery of the Loaned Securities to the Borrower under any Loan, State Street shall receive from the Borrower Collateral in any of the forms listed on Schedule D.  Said Schedule may be amended from time to time by State Street and the Fund.  All investments of cash Collateral shall be for the account and at the risk of the Fund.

(b)  Marking to Market.  The initial Collateral received shall have (depending on the nature of the Loaned Securities and the Collateral received) a value of at least 102% or 105% of the Market Value of the Loaned Securities, or such other value, but not less than 102% of the Market Value of the Loaned Securities, as may be applicable in the jurisdiction in which such Loaned Securities are customarily traded.

Pursuant to the terms of the applicable Securities Loan Agreement, State Street shall, in accordance with State Street's reasonable and customary practices, mark Loaned Securities and Collateral to their Market Value each business day based upon the Market Value of the Collateral and the Loaned Securities at the close of business employing the most recently available pricing information, and ensure that each applicable Securities Loan Agreement shall require each Borrower to deliver additional Collateral (for Collateral comprised of a letter of credit, an additional or replacement letter of credit) to State Street as follows:

In the case of Loans from a Fund to a Borrower of (i) US equity securities and (ii)  US corporate debt securities, the Borrower will in each case be required to deliver additional Collateral in the event that the Market Value of the Collateral in respect of such Loans is less than one hundred and two percent (102%) of the Market Value of the Loaned Securities, and such additional Collateral together with all Collateral previously delivered in respect of such Loans shall have a Market Value of not less than one hundred and two percent (102%) of the Market Value of the Loaned Securities.

Unless market practice otherwise permits, in the case of Loans from a Fund to a Borrower of non-US equity securities, the Borrower will be required to deliver additional Collateral in the event that the Market Value of the Collateral in respect of such Loans is less than one hundred and five percent (105%) of the Market Value of the Loaned Securities, and such additional Collateral together with all Collateral previously delivered in respect of such

Loans shall have a Market Value of not less than one hundred and five percent (105%) of the Market Value of the Loaned Securities.

In the case of Loans from a Fund to a Borrower of (i) US government securities (including securities issued by US agencies or instrumentalities), (ii) sovereign debt issued by non-US governments, and (iii) non-US corporate debt securities the Borrower will in each case be required to deliver additional Collateral in the event that the Market Value of the Collateral in respect of such Loans is less than one hundred percent (100%) of the Market Value of the Loaned Securities, and such additional Collateral together with all Collateral previously delivered in respect of such Loans shall have a Market Value of not less than one hundred and two percent (102%) of the Market Value of the Loaned Securities.

(c)  Return of Collateral. The Collateral shall be returned to Borrower at the termination of the Loan upon the return of the Loaned Securities by Borrower to State Street in accordance with the applicable Securities Loan Agreement.

9.  Investment of Cash Collateral; Compensation; Grant of Security Interest.

(a)  Investment of Cash Collateral.  To the extent that a Loan is secured by cash Collateral, such cash Collateral, including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments, shall be invested by State Street in accordance with the directions of the Funds as set forth on Schedule A under the heading “Cash Collateral Investment.”  State Street does not assume any market or investment risk of loss associated with any investment of cash Collateral.  If the amounts so invested are insufficient to return any and all amounts due to a Borrower pursuant to the applicable Securities Loan Agreement, the Fund shall be responsible for such shortfall.

Each Fund hereby authorizes State Street, as lending agent, to open an Investment Account for the investment of cash Collateral on behalf of each Fund.  Each Fund authorizes the Authorized State Street Persons to: (i) execute transactions in each Investment Account; (ii) deposit, into each Investment Account, cash Collateral generated from the making of Loans hereunder; (iii) withdraw, from each Investment Account, cash to satisfy the Obligations of the applicable Fund and (iv) effect any and all other transactions contemplated herein.

State Street shall withdraw from and make deposits into each Investment Account in connection with transactions contemplated herein.  To the extent State Street attempts to make a withdrawal in respect of securities lending activity and the funds in the applicable Investment Account are insufficient to satisfy such withdrawal request, or the withdrawal request is not satisfied for any reason, State Street shall be authorized to immediately (without further notice to the applicable Fund) exercise all rights available to it hereunder, including as outlined in Paragraphs (f) and (g) of this Section 9.  For the avoidance of doubt, State Street’s authorization to exercise the rights outlined in Paragraphs (f) and (g) is not limited to the circumstances described in the foregoing sentence.

Each Fund hereby covenants and agrees that (i) it will not change the persons designated as Authorized State Street Persons without the prior written consent of State Street; (ii) it will not change the account designated as its Investment Account or direct that cash Collateral be deposited, held, managed or invested in any other account or be invested in any other investment fund other than in accordance with Schedule A hereto; (iii) it shall notify the individuals necessary to effect the transactions contemplated herein that the Authorized State Street Persons shall be permitted to both deposit into and make withdrawals from its Investment Account on an ongoing basis without further instruction from the Fund; and (iv) it shall notify State Street at the close of each business day of the yield and such other information regarding the reinvestment fund identified on Schedule A (the “Reinvestment Fund”) as State Street shall require for purposes of its reporting and other obligations, including pursuant to this Agreement (it being understood that this will be through a standing instruction given by the Fund to State Street under the Fund’s custodial arrangement).

Each Fund hereby further covenants and agrees that (i) State Street shall remain the sole custodian for the Fund for the duration of this Agreement and, for the avoidance of doubt, all cash Collateral and assets purchased with cash Collateral or otherwise shall remain custodied at State Street, except to the extent Collateral is held by a third party bank in accordance with this Agreement; (ii) no liens, claims, security interests or encumbrances of any kind exist, and no charging rights or rights of setoff have been granted with respect to any Property (as defined below) of the Fund, except as described herein; (iii) the Fund shall not grant to any party a lien, claim, security interest or encumbrance of any kind on, and shall not grant charging rights or rights of setoff with respect to the Property, except as described herein and (iv) it authorizes State Street to monitor the Fund’s Property, including its Investment Account.

(b)  Cash Collateral Investments Not Guaranteed.  Each Fund acknowledges that interests in any collective investment vehicles to which State Street and/or one or more of the State Street Affiliates provide services are not guaranteed or insured by State Street or State Street Affiliates or by the Federal Deposit Insurance Corporation or any government agency.

(c) Net Investment Income and Fee Income.  Net Investment Income and Fee Income shall be credited to the Fund’s securities lending account, on a monthly basis, after making the following payments on behalf of the Fund:  (i) rebate fees shall be paid to Borrowers in accordance with the applicable Securities Loan Agreements; and (ii) a portion of any remaining Net Investment Income and Fee Income shall be paid to State Street (as compensation for its services under this Agreement) in the proportion set forth on Schedule A under the heading “Fee Split.”  In the event that for a given monthly period, the sum of Net Investment Income and Fee Income is less than the amount of the rebate fees payable to Borrowers pursuant to the applicable Securities Loan Agreements, State Street and the Fund shall be responsible for the shortfall in the proportions set forth on Schedule A under the heading “Fee Split.”  The Fund shall be responsible for any and all other amounts due to Borrowers under the applicable Securities Loan Agreements.  For the avoidance of doubt, any taxes required to be withheld at source from Fee Income shall be deducted from the amount credited to the Fund’s securities lending account as described in this Paragraph (c), and to the extent that such amount is less than the amount of such taxes, then the Fund shall be responsible for any shortfall.

(d)  Loan Premiums.  To the extent that a Loan is secured by non‑cash Collateral, the Borrower shall be required to pay a loan premium, the amount of which shall be negotiated by State Street.

(e)  Advances.  State Street may, but is not obligated to, advance funds required to be paid by the Fund pursuant to a Securities Loan Agreement or this Agreement.  State Street may, in its discretion, and in such case the Fund authorizes State Street to, charge interest on any such advance at a rate consistent with prevailing rates for short-term investments at such time.  The Fund shall reimburse State Street on demand for the amount of any such advance or any other amount owed by the Fund to State Street under this Agreement.

(f)  Right to Debit or Set Off.  State Street may at any time charge or debit any account of the Fund maintained by or on behalf of State Street in any capacity (or set off any amounts otherwise payable or creditable to any such account), and may sell or otherwise liquidate investments made with cash Collateral, to pay any amounts due to a Borrower under a Securities Loan Agreement or any Obligations of the Fund.  The Fund acknowledges that whenever State Street exercises its rights under this Paragraph (f) with respect to Obligations of the Fund, State Street is acting in a principal capacity on its own behalf and not on behalf of the Fund.

(g) Security Interest.  As security for the payment and performance by the Fund of its Obligations, the Fund hereby grants to State Street a continuing lien upon and a first priority security interest in all Collateral and all assets (including accounts and investments) and any proceeds thereof in which the Fund at any time has rights and which at any time is maintained with, or possessed or controlled in any capacity by, State Street or any person acting on behalf of State Street (collectively, the “Property”).  If the Fund shall fail to pay or perform any or all of the Obligations of the Fund as and when due, State Street shall have all the rights and remedies of a secured party under the Uniform Commercial Code of Massachusetts and other applicable law with respect to the Property.  While any Obligations of the Fund are outstanding, State Street may decline to deliver out Property if the Fund has failed to pay or perform any of the Obligations as and when due or to the extent that, in State Street’s reasonable judgment, the aggregate value of the Property with respect to which State Street has a perfected security interest would be less than 105% of the Obligations of the Fund after giving effect to the delivery out.  The provisions of this Section 9(g) shall not operate to limit any of State Street’s rights under contract or applicable law.

10.  [Reserved].

11.  Recordkeeping and Reports.  State Street will establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom.  State Street’s records shall be presumed to reflect accurately any instructions, directions or other communications, regardless of how communicated, sent or delivered, from any Authorized Representative.  On a monthly basis, State Street will make available to the Funds a statement describing the Loans made, and the income derived from Loans, during the period covered by such statement and such other reports regarding the operation and performance of the securities lending program conducted hereunder as a Fund or its Investment Manager may reasonably request.  Each party to this Agreement shall comply with the reasonable requests of the other for information necessary to the requester’s performance of its duties in connection with this securities lending program.

Each Fund hereby agrees to participate in data aggregation services which provide securities lending market analysis, provided however,  that State Street is only authorized to provide information relating to the Fund’s lending program, including, Available Securities and Loaned Securities, on an anonymous basis for aggregation into the database, the identity of the Fund as owner of the securities is in no way identifiable and the aggregator agrees to treat all information provided to it confidentially and to use such information solely for the purposes of providing the data aggregation service.  If the Fund elects not to continue to participate in any such service at any time, State Street shall cease providing the Fund’s information within five (5) business days of written notification to that effect from the Fund.

12.  Standard of Care and Indemnification.

(a)  State Street shall use reasonable care in the performance of its duties hereunder consistent with that exercised by banks generally in the performance of duties arising from acting as agent for clients in securities lending and repurchase transactions (as appropriate).

(b)  Each Fund shall indemnify State Street and hold State Street harmless from any loss or liability (including the reasonable fees and disbursements of counsel) incurred by State Street in rendering services hereunder or in connection with any breach of the terms of this Agreement by the Fund, except such loss or liability which results from State Street’s failure to exercise the standard of care required by this Section 12.  Nothing in this Section shall derogate from the indemnities provided by State Street in Section 14.

(c)  Notwithstanding any express provision to the contrary herein, neither State Street nor any Fund shall be liable for any indirect, consequential, incidental, special or exemplary damages, even if it has been apprised of the likelihood of such damages occurring.

(d)  Each Fund acknowledges that in the event that the Fund’s participation in securities lending generates income for the Fund, State Street may be required to withhold tax or may claim such tax from the Fund as is appropriate in accordance with applicable law.

(e)  State Street, in determining the Market Value of Securities, including Collateral, may rely upon any recognized pricing service and shall not be liable for any errors made by such service.

13.  Representations and Warranties.  Each party hereto represents and warrants that: (a) it has and will have the legal right, power and authority to execute and deliver this Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Agreement will at all times comply with all applicable laws and regulations.

Each Fund represents and warrants that: (a) it has made its own determination as to the tax and accounting treatment of any dividends, remuneration or other funds received hereunder; (b) the financial statements delivered to State Street pursuant to Section 4 fairly present its financial condition and there has been no material adverse change in its financial condition since the date of the balance sheet included within such financial statements; and (c) it is the legal and beneficial owner of (or exercises complete investment discretion over) all Available Securities free and clear of all liens, claims, security interests and encumbrances and no such security has been sold, and that it is entitled to receive all distributions made by the issuer with respect to Loaned Securities.  Each Loan shall constitute a present representation by the Fund that there has been no material adverse change in its financial condition that has not been disclosed in writing to State Street since the date of the most recent financial statements furnished to State Street pursuant to Section 4.

Each Fund further represents and warrants that it will promptly notify State Street by written notice of the relevant details of any private or off market corporate actions, private consent offers/agreements and/or any other off-market arrangements that may require the recall and/or restriction of a security from lending activity.  Such written notice shall be delivered sufficiently in advance so as to: (a) provide State Street with reasonable time to notify Borrowers of any instructions necessary to comply with the terms of the corporate actions, private consent offers/agreements and/or other off-market arrangements, and (b) provide such Borrowers with reasonable time to comply with such instructions.

The person executing this Agreement on behalf of the Funds represents that he or she has the authority to execute this Agreement on behalf of the Funds.

Each Fund represents and warrants that it is a “qualified investor” within the meaning of Section 3(a)(54)(A) of the Securities Exchange Act of 1934, as amended.  Each Fund agrees to notify State Street immediately of any changes in the information set forth in this subparagraph of this Section 13.

Each Fund hereby represents to State Street that: (i) its policies and objectives generally permit it to engage in securities lending transactions; (ii) its policies permit it to purchase shares of the Reinvestment Fund with cash Collateral; (iii) its participation in State Street’s securities lending program, including the investment of cash Collateral in the Reinvestment Fund has been approved by a majority of the directors or trustees which directors and trustees are not “interested persons” within the meaning of section 2(a)(19) of the Investment Company Act of 1940, and such directors or trustees will evaluate the securities lending program no less frequently than annually to determine that the investment of cash Collateral in the Reinvestment Fund is in the Fund’s best interest; and (iv) its prospectus provides appropriate disclosure concerning its securities lending activity.

Each Fund hereby represents to State Street that (i) it is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to this Agreement and the Available Securities; (ii) it qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended; and (iii) its taxpayer identification number and its tax year end are as set forth on Schedule B hereto.

Each Fund represents and warrants on a continuing basis that it has determined that each investment vehicle set forth on Schedule A hereto, taking into account any fees assessed thereby, is now, and will continue to be, an acceptable and appropriate investment vehicle for the investment of the Fund’s cash Collateral under this Agreement.  Each Fund further represents and warrants that it has received and reviewed the State Street Agency Securities Lending Program Description of Risks and Conflicts of Interest and, with respect to each investment vehicle set forth on Schedule A hereto, it has received and reviewed, as of the date of this Agreement, the disclosure memorandum, confidential offering memorandum or equivalent offering document of each such investment vehicle.

14.  Borrower Default Indemnification.

(a) If at the time of a default (within the meaning of the applicable Securities Loan Agreement) by a Borrower with respect to a Loan, some or all of the Loaned Securities under such Loan have not been returned by the Borrower , and subject to the terms of this Agreement, State Street shall indemnify the lending Fund against the failure of the Borrower  as follows.  State Street shall purchase a number of Replacement Securities equal to the number of such unreturned Loaned Securities, to the extent that such Replacement Securities are available on the open market.  Such Replacement Securities shall be purchased by applying the proceeds of the Collateral with respect to such Loan to the purchase of such Replacement Securities.  Subject to the Fund’s obligations pursuant to Section 9 hereof, if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at State Street’s expense.

(b) If State Street is unable to purchase Replacement Securities pursuant to  Paragraph (a) hereof, State Street shall credit to the Fund’s relevant account an amount equal to the Market Value of the unreturned Loaned Securities for which Replacement Securities are not so purchased, determined as of (i) the last day the Collateral continues to be successfully marked to market against the unreturned Loaned Securities; or (ii) the next business day following the day referred to in (i) above, if higher.

(c) In addition to making the purchases or credits required by Paragraphs (a) and (b) hereof, State Street shall credit to the Fund’s relevant account the value of all distributions on the Loaned Securities (not otherwise credited to the Fund’s accounts with State Street), the record dates for which occur before the date that State Street purchases Replacement Securities pursuant to Paragraph (a) or credits the Fund’s relevant account pursuant to Paragraph (b).

(d) Any credits required under Paragraphs (b) and (c) hereof shall be made by application of the proceeds of the Collateral (if any) that remains after the purchase of Replacement Securities pursuant to Paragraph (a).  If and to the extent that the Collateral is unavailable or the value of the proceeds of the remaining Collateral is less than the value of the sum of the credits required to be made under Paragraphs (b) and (c), such credits shall be made at State Street’s expense.

(e) If after application of Paragraphs (a) through (d) hereof, additional Collateral remains or any previously unavailable Collateral becomes available or any additional amounts owed by the Borrower with respect to such Loan are received from the Borrower, State Street shall apply the proceeds of such Collateral or such additional amounts first to reimburse itself for any amounts expended by State Street pursuant to Paragraphs (a) through (d) above, and then to credit to the Fund’s relevant account all other amounts owed by the Borrower to the Fund with respect to such Loan under the applicable Securities Loan Agreement.

(f) In the event that State Street is required to make any payment and/or incur any loss or expense under this Section, State Street shall, to the extent of such payment, loss, or expense, be subrogated to, and succeed to, all of the rights of the Fund against the Borrower under the applicable Securities Loan Agreement.  The Fund will, at the request of State Street, execute and deliver to State Street any confirmatory assignment or other instrument that State Street determines to be necessary or advisable to enable State Street to enforce any right to which State Street is subrogated.

15.  Continuing Agreement; Termination; Remedies.  It is the intention of the parties hereto that this Agreement shall constitute a continuing agreement in every respect and shall apply to each and every Loan, whether now existing or hereafter made.  The Funds and State Street may each at any time terminate this Agreement upon five (5) business days’ written notice to the other to that effect.  The only effects of any such termination of this Agreement will be that (a) following such termination, no further Loans shall be made hereunder by State Street on behalf of the Funds, and (b) State Street shall, within a reasonable time after termination of this Agreement, terminate any and all outstanding Loans.  The provisions hereof shall continue in full force and effect in all other respects until all Loans have been terminated and all obligations satisfied as herein provided.  State Street does not assume any market or investment risk of loss associated with the Fund’s change in cash Collateral investment vehicles or termination of, or change in, its participation in this securities lending program and the corresponding liquidation of cash Collateral investments.

16.  Notices.  Except as otherwise specifically provided herein, notices under this Agreement shall be in writing.  A notice shall be sufficient if sent to the party entitled to receive such notice by email, or prepaid overnight delivery service, or for termination of this Agreement only, by certified or registered mail, and addressed as shown below.  Email notices shall be sufficient only if receipt is acknowledged by the party to which such notice is communicated at the numbers and email addresses shown below.

If to the Funds:

 [Names of the Trust and the Fund]
c/o American Beacon Advisors, Inc.
220 East Las Colinas Blvd.
Suite 1200
Irving, Texas 75039
Attn:  Chief Investment Officer

Email: Paul.Cavazos@ambeacon.com

  With a copy to:

General Counsel (at the same address)

Email: Rosemary.Behan@ambeacon.com

If to State Street:

State Street Bank and Trust Company
Securities Finance
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111-2900
Attn:  Legal Department, 4th Floor
SFLegal@StateStreet.com

or to such other addresses as either party may furnish the other party by written notice under this section.

Whenever this Agreement permits or requires the Funds to give notice to, direct, or provide information to State Street, such notice, direction, or information shall be provided to State Street on the Funds’ behalf by any individual designated for such purpose by the Funds in a written notice to State Street.  (This Agreement shall be considered such a designation of the person executing the Agreement on the Funds’ behalf.)  After its receipt of such a notice of designation, and until its receipt of a notice revoking such designation, State Street shall be fully protected in relying upon the notices, directions, and information given by such designee.

17.  Securities Investors Protection Act of 1970 Notice.  EACH FUND IS HEREBY ADVISED AND ACKNOWLEDGES THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE FUND WITH RESPECT TO THE LOAN OF SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE BROKER’S OR DEALER’S OBLIGATION IN THE EVENT THE BROKER OR DEALER FAILS TO RETURN THE SECURITIES.

18.  Authorized Representatives.  Each Fund authorizes State Street to accept and to act on any instructions or other communications, regardless of how sent or delivered, from any Authorized Representative.  Each Fund shall be fully responsible for all acts of any Authorized Representative, even if that person exceeds his or her authority, and in no event shall State Street be liable to the Fund or any other third party for any losses or damages arising out of or relating to any act State Street takes or fails to take in accordance with any such instructions or other communications.

19.  Agents.  State Street may use such agents, including such regulated clearing agents, securities depositaries, nominees, sub-custodians, third party custodians and State Street Affiliates, as State Street deems appropriate to carry out its duties under this Agreement.  To the extent State Street Affiliates act as State Street's agent hereunder, State Street agrees to be responsible for the acts and omissions of such State Street Affiliates as though performed by State Street directly.  Each Fund agrees that State Street’s sole liability for the acts or omissions of any other agent shall be limited to liability arising from State Street’s failure to use reasonable care in the selection of such agent.

20.  Force Majeure.  State Street shall not be responsible for any losses, costs or damages suffered by  the Funds resulting directly or indirectly from war, riot, revolution, terrorism, acts of government or other causes beyond the reasonable control or apprehension of State Street.

21.  Miscellaneous.  This Agreement supersedes any other agreement between the parties or any representations made by one party to the other, whether oral or in writing, concerning Loans of securities by State Street on behalf of the Funds.  This Agreement shall not be assigned by either State Street or the Funds without the prior written consent of the other party.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns.  This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts. State Street and each Fund hereby irrevocably submit to the jurisdiction of any Massachusetts state or Federal court sitting in The Commonwealth of Massachusetts in any action or proceeding arising out of or related to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or Federal court except that this provision shall not preclude any party from removing any action to Federal court.  State Street and each Fund hereby irrevocably waive, to the fullest extent it may effectively do so, the defenses of an inconvenient forum to the maintenance of such action or proceeding or the absence of any personal jurisdiction with respect to it.  State Street and each Fund hereby irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 16 hereof. State Street and each Fund agree that a final judgment in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement.  If in the construction of this Agreement any court should deem any provision to be invalid because of scope or duration, then such court shall forthwith reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified scope or duration.  In interpreting this Agreement the term “including” shall be read to mean “including, but not limited to,”.

22.  Confidentiality.  All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential.  Subject to Section 23 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.  The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct State Street or State Street Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

23.  Use of Data.

(a)  In connection with the provision of the services and the discharge of its other obligations under this Agreement, State Street and/or State Street Affiliates may collect and store information regarding the Fund and share such information with State Street and/or State Street Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and State Street or any State Street Affiliate and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)  Subject to paragraph (c) below, State Street and/or State Street Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund and State Street or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Fund otherwise consents, Data is combined or aggregated with information relating to (i) other customers of State Street and/or State Street Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Fund.  The Fund agrees that State Street and/or State Street Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of State Street’s or a State Street Affiliate’s compensation for services under this Agreement or such other agreement, and State Street and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Fund.

(c)  Except as expressly contemplated by this Agreement, nothing in this Section 23 shall limit the confidentiality and data-protection obligations of State Street and State Street Affiliates under this Agreement and applicable law.  State Street and/or State Street Affiliates shall cause State Street and/or any State Street Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 23 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

24.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

25.  Modification.  This Agreement shall not be modified, except by an instrument in writing signed by the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized officer(s) to execute this Agreement, effective as of the first date set forth above.

EACH TRUST, acting solely on behalf of each of its series as listed on Schedule B, severally and not jointly

By:	/s/Gene L. Needles, Jr.
Name: Gene L. Needles, Jr.
Title: President

STATE STREET BANK AND TRUST COMPANY

By:	/s/Francesco Squillacioti
Name: Francesco Squillacioti
Title: Senior Managing Director

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the _16th  day of February 2017 between each AMERICAN BEACON investment company listed on Schedule B (each, a “Trust”), severally and not jointly, each acting solely on behalf of its series listed on Schedule B, severally and not jointly (a Trust acting on behalf of one of its series, a “Fund,” and the Trusts acting on behalf of their respective series, collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (collectively, “State Street”).

Fee Split

90% to the Fund
10% to State Street

Cash Collateral Investment

Each Fund instructs State Street to invest cash Collateral in:

American Beacon U.S. Government Money Market Select Fund (“AAOXX” or the “Reinvestment Fund”)

To the extent that cash Collateral cannot be promptly invested in AAOXX pursuant to the Fund’s direction above due to the timing of delivery by Borrower or otherwise (including if AAOXX is not available for any reason), each Fund hereby directs State Street to hold such cash Collateral in a demand deposit account or similar account (which, in each case, may or may not earn interest) until such cash Collateral can be invested in AAOXX pursuant to the Fund’s direction above or pursuant to a modified direction provided by the Fund in writing and agreed to by State Street if AAOXX is no longer available. In the event AAOXX is no longer available for any reason, the Fund covenants and agrees to promptly provide State Street with a modified direction, and in no event later than five (5) business days’ from the date of AAOXX’s unavailability. The Fund hereby acknowledges that during the interim period between the unavailability of AAOXX and the implementation of its modified direction, State Street may recall loans collateralized by cash Collateral in its sole discretion for the purpose of reducing on loan balances. Additionally, the Fund hereby acknowledges that during the interim period between the unavailability of AAOXX and the implementation of its modified direction, standard reporting relating to cash Collateral may not be available to the Fund.

In addition, Net Investment Income shall be distributed from AAOXX on or about the first day of each month and may be held in a demand deposit account from time to time  until the calculations and payments contemplated by Section 9(c) are effected, which is typically on or about the eighth day of each month.  State Street will re-invest the distribution overnight into AAOXX whenever reasonably possible.

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the _16th _ day of February 2017 between each AMERICAN BEACON investment company listed on Schedule B (each, a “Trust”), severally and not jointly, each acting solely on behalf of its series listed on Schedule B, severally and not jointly (a Trust acting on behalf of one of its series, a “Fund,” and the Trusts acting on behalf of their respective series, collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (collectively, “State Street”).

List of Trusts, Funds and Investment Managers

Trust Name and Jurisdiction	Fund Name	Taxpayer Identification Number/Tax Year-End	Fund ID	Investment Manager Name
American Beacon Funds, a Massachusetts business trust	American Beacon Balanced Fund	75-2161800 10/31	DVA1 Equities only DVA2 Equities Only DVA4	Barrow, Hanley, Mewhinney & Strauss Brandywine Global Investment Management LLC Hotchkis and Wiley Capital Management
	American Beacon Large Cap Value Fund	75-2161801 10/31	DVB1 DVB2 DVB4 DVB7	Barrow, Hanley, Mewhinney & Strauss Brandywine Global Investment Management LLC Hotchkis and Wiley Capital Management MFS Institutional Advisors
	American Beacon Mid-		DVU1	Barrow, Hanley, Mewhinney & Strauss

Cap Value Fund	20-1231418 10/31	DVU2 DVU3	Pzena Investment Management, LLC WEDGE Capital Management, LLP
American Beacon Small Cap Value Fund	75-2791825 10/31	DVJ3 DVJ8 DVJ4 DVJ1 DVJ7 DVJA DVJ2
Barrow, Hanley, Mewhinney & Strauss

Barrow, Hanley, Mewhinney & Strauss

The Boston Company Asset Management

Brandywine Global Investment Management LLC

Foundry Partners, LLC

Hillcrest Asset Management

Hotchkis and Wiley Capital Management

American Beacon Bridgeway Large Cap Value Fund	87-0709984 12/31	YAF1	Bridgeway Capital Management
American Beacon Bridgeway Large Cap Growth Fund	87-0709982 12/31	DV81	Bridgeway Capital Management
American Beacon Holland Large Cap Growth Fund	39-1847726 12/31	YAL1	Holland Capital Management
American Beacon Stephens Mid-	20-3787613 12/31	YAJ1	Stephens Investment Management Group, LLC

Cap Growth Fund
American Beacon Stephens Small Cap Growth Fund	20-3541234 12/31	YAG1	Stephens Investment Management Group, LLC
American Beacon Bahl & Gaynor Small Cap Growth Fund	47-0984282 12/31	ABX1	Bahl & Gaynor Investment Counsel
American Beacon Zebra Small Cap Equity Fund	27-2501754 8/31	DVR2	Zebra Capital Management, LLC
American Beacon The London Company Income Equity Fund	45-4621832 8/31	YAN1	The London Company Investment Counsel
American Beacon International Equity Fund	75-2401150 10/31	DVD1 DVD4 DVD3	Causeway Capital Management Lazard Asset Management Templeton Investment Counsel, LLC
American Beacon Acadian Emerging Markets Managed Volatility Fund	46-3134954 1/31	ABH1	Acadian Asset Management LLC
American Beacon SGA Global Growth Fund	27-3800477 1/31	ABJ1	Sustainable Growth Advisers, LP
American Beacon ARK Disruptive Innovation Strategy Fund	81-4595263 6/30	DVK7	ARK Investment Management LLC

Schedule C

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the _16th  day of February 2017 between each AMERICAN BEACON investment company listed on Schedule B (each, a “Trust”), severally and not jointly, each acting solely on behalf of its series listed on Schedule B, severally and not jointly (a Trust acting on behalf of one of its series, a “Fund,” and the Trusts acting on behalf of their respective series, collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (collectively, “State Street”).

Australia
Australia and New Zealand Banking Group Ltd.
Citigroup Global Markets Australia Pty Limited
Commonwealth Bank of Australia
Credit Suisse Equities (Australia) Limited
Deutsche Capital Markets Australia Ltd.
Deutsche Securities Australia Ltd.
J.P. Morgan Securities Australia Limited
MacQuarie Bank Ltd.
Merrill Lynch Equities (Australia) Limited
Morgan Stanley Australia Securities Limited
National Australia Bank Limited
Royal Bank of Canada (Sydney Branch)
UBS AG (Sydney Branch)
Westpac Banking Corporation
Canada
Bank of Montreal
Bank of Nova Scotia
BMO Nesbitt Burns Inc.
Canadian Imperial Bank of Commerce
CIBC World Markets Inc.
HSBC Securities (Canada) Inc.
Merrill Lynch Canada Inc.
National Bank Financial Inc.
National Bank of Canada
Ontario Teachers' Pension Plan Board
Public Sector Pension Investment Board
RBC Dominion Securities Inc.
Royal Bank of Canada
Scotia Capital Inc.
Societe Generale (Canada Branch)
State Street Bank & Trust Co. (Canada Branch) (ECM)
TD Securities Inc.
The Bank of Nova Scotia (Toronto)

Toronto-Dominion Bank
Denmark
Danske Bank A/S
France
BNP Paribas (Paris Branch)
BNP Paribas Arbitrage SNC
BNP Paribas SA
Natixis
SG Options Europe
Societe Generale SA
Germany
Commerzbank AG
Deutsche Bank AG
SEB AG (Frankfurt Branch)
Ireland
Bank of Montreal Ireland PLC
Netherlands
ABN AMRO Bank N.V.
Cooperatieve Centrale Raiffeisen-Boerenleenbank BA (Rabobank Nederland)
ING Bank NV
Sweden
Skandinaviska Enskilda Banken
Switzerland
UBS AG
U.K.
Abbey National Treasury Services plc
Bank of Nova Scotia (London Branch)
Barclays Bank plc
Barclays Capital Securities Limited
BMO Capital Markets Limited
BNP Paribas (London Branch)
Canadian Imperial Bank of Commerce (London Branch)
Citigroup Global Markets Limited
Commerzbank AG (London Branch)
Credit Suisse Securities (Europe) Limited.
Daiwa Capital Markets Europe Limited
Deutsche Bank AG (London Branch)
Goldman Sachs International
HSBC Bank plc
ING Bank N.V. (London Branch)
Jefferies International Ltd.
JP Morgan Securities PLC
Lloyds Bank PLC
MacQuarie Bank Ltd. (London Branch)
Merrill Lynch International
Mizuho International Plc

Morgan Stanley & Co. International plc.
Nomura International PLC
Rabobank Nederland
RBC Europe Limited
Scotiabank Europe PLC
Societe Generale SA (London Branch)
Standard Chartered Bank
State Street Bank GMBH (London Branch)
UBS AG (London Branch)
UBS Limited
U.S.
Abbey National Treasury Services Plc (US Branch)
Bank of Nova Scotia (Houston Branch)
Bank of Nova Scotia (New York Branch)
Barclays Capital Inc.
BMO Capital Markets Corp.
BNP Paribas (New York Branch)
BNP Paribas Prime Brokerage, Inc.
BNP Paribas Securities Corporation
Charles Schwab & Co Inc.
CIBC World Markets Corp.
Citigroup Global Markets Inc.
Commerz Markets LLC
Credit Agricole Corporate and Investment Bank (New York Branch)
Credit Suisse Securities (USA) LLC
Daiwa Capital Markets America Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co.
HSBC Securities (USA) Inc.
Industrial and Commercial Bank of China Financial Services LLC
ING Financial Markets LLC
Janney Montgomery Scott LLC
Jefferies LLC
JP Morgan Securities LLC.
MacQuarie Capital (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith, Inc.
Mitsubishi UFJ Securities (USA) Inc.
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
National Financial Services LLC.
Natixis Securities Americas, LLC
Nomura Securities International Inc.
Raymond James & Associates, Inc.
RBC Capital Markets, LLC
RBS Securities Inc.
Sanford C. Bernstein & Co., LLC

Scotia Capital (USA) Inc.
SG Americas Securities LLC
Societe Generale SA (NY Branch)
State Street Bank & Trust Company
State Street Corporation
TD Ameritrade Clearing Inc.
TD Securities (USA) LLC
UBS Securities LLC
Wells Fargo Bank National Association
Wells Fargo Securities, LLC

Schedule D

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the _16th _ day of February 2017 between each AMERICAN BEACON investment company listed on Schedule B (each, a “Trust”), severally and not jointly, each acting solely on behalf of its series listed on Schedule B, severally and not jointly (a Trust acting on behalf of one of its series, a “Fund,” and the Trusts acting on behalf of their respective series, collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (collectively, “State Street”).

Acceptable Forms of Collateral

-	Cash (U.S. Dollar only); and

-	Such other Collateral that is permitted under SEC guidelines for registered investment companies, as the parties may agree to in writing from time to time.

Schedule E

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the _16th  day of February 2017 between each AMERICAN BEACON investment company listed on Schedule B (each, a “Trust”), severally and not jointly, each acting solely on behalf of its series listed on Schedule B, severally and not jointly (a Trust acting on behalf of one of its series, a “Fund,” and the Trusts acting on behalf of their respective series, collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (collectively, “State Street”).

Lending Restrictions

A.  State Street shall only initiate Loans of equity instruments of the Fund.

B.  State Street shall not enter into a Loan transaction on behalf of a Fund if, immediately after such Loan transaction, the aggregate Market Value of all Loaned Securities of such Fund would exceed 33 1/3% of the value of the net assets of the Fund, as determined by the Fund’s accountant (“Value of Net Assets”) (the “One-Third Limitation Test”).  Each Fund shall cause the Value of Net Assets of such Fund to be delivered to the securities finance team at State Street each business day (it being understood that this will be delivered through a standing instruction given by the Fund to State Street under its custodial arrangement or otherwise).  After receipt of the Value of Net Assets  State Street will update its trading systems with the new Value of Net Assets consistent with State Street’s reasonable and customary practices. The process to update its trading systems and implement the new securities lending limit is typically completed by 10 a.m. ET on the following day. Until such implementation, the previous day’s securities lending limit (which was calculated from the Value of Net Assets from the next preceding business day) will continue to be used.  As an added protection State Street generally imposes a securities lending limit lower than 33 1/3% of the Value of Net Assets.  If the One-Third Limitation Test is not satisfied for a Fund due to a change in the Value of Net Assets of the Fund, State Street shall initiate remedial action to terminate Loans sufficient to bring the applicable Fund’s securities lending program into compliance with the One-Third Limitation Test. State Street shall not be liable for any consequences from the Fund’s failure to deliver, or cause to be delivered, the Value of Net Assets to the securities finance team timely and/or accurately.

C.  The aggregate Market Value of the Loaned Securities loaned by any one Fund to any one Borrower may not exceed 10 percent (10%) of Value of Net Assets of the Fund, as determined by the Fund’s accountant as of the end of the previous business day (the “Borrower Limitation”).  State Street shall use the Value of Net Assets to implement the Borrower Limitation during the following business day.  If the Borrower Limitation is not satisfied for a Fund due to a change in the Value of Net Assets of the Fund, State Street shall act reasonably promptly to terminate Loans sufficient to bring the applicable Fund’s securities lending program into compliance with the Borrower Limitation. State Street shall not be liable for any consequences from the Fund’s failure to deliver, or cause to be delivered, Value of Net Assets to the securities finance team timely and/or accurately.

D.  Available Securities shall be limited to such instruments described in Part A above which are issued, listed, traded or settled in the following countries:

Australia
Belgium
Canada
Denmark
Finland
France
Germany
Italy
Japan
Norway
Portugal
Sweden
Switzerland
United Kingdom
United States

E.  Not more than 95% of the Fund’s holdings of a single issuance shall be the subject of Loans.  This restriction will be tested at the initiation of each Loan and the Fund acknowledges that the threshold may be violated if securities are sold subsequent to the initiation of a Loan, in which event State Street shall initiate the termination of Loans of such single issuance such that not more than 95% of the Fund’s holdings of the single issuance are subject to Loans.

Schedule F

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the _16th _ day of February 2017 between each AMERICAN BEACON investment company listed on Schedule B (each, a “Trust”), severally and not jointly, each acting solely on behalf of its series listed on Schedule B, severally and not jointly (a Trust acting on behalf of one of its series, a “Fund,” and the Trusts acting on behalf of their respective series, collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (collectively, “State Street”).

Authorized State Street Persons

David Franzosa
Peter Joyce
Melody Yeung
Paul Welch
Jeffrey LeBretton
Liz Luong
Ryan Hogan
Marcos Tavares De Almeida
John Vallely
Michelle Calla
Nelson Franjul

CERTIFICATE OF SIGNING AUTHORITY AND INCUMBENCY

I, _____________, hereby certify that I am the _______________________ [Title of Authorized Officer] of _____________________, duly formed and validly existing under the laws of the _____________________________ (the “Trust”), and further certify in such capacity that each of the following individuals, acting singly, has been authorized to act in the name and on behalf of the Trust and to sign, acknowledge, deliver and accept delivery of agreements and other documents in connection with securities lending transactions and that the true signature of each such individual is shown below opposite his or her name, and State Street Bank and Trust Company may rely upon this certificate until such time as it receives another certificate bearing a later date.

Name	Title	Specimen Signature

IN WITNESS WHEREOF, I have hereunto set my hand this ___   day of ______, 2017.

________________________ [Authorized Officer]

I, __________________, hereby certify that ________________ is the duly elected, qualified and acting __________________ [Title] of the Trust, and his/her signature appearing above is his/her own true signature.

________________________[name/title]